Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

12255 El Camino Real, Suite 300

San Diego, CA 92130-4088

May 17, 2022

Acer Therapeutics Inc.

One Gateway Center, Suite 356

300 Washington Street

Newton, MA 02458

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Acer Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares of common stock, $0.0001 par value per share, of the Company having an aggregate offering price of up to $6,400,000 (the “Shares”), all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to (i) the Registration Statement on Form S-3 (File No. 333-261342) (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on November 24, 2021, (ii) the related prospectus, as supplemented by the prospectus supplement relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”), and (iii) the Amended and Restated Sales Agreement, dated as of March 18, 2020, by and among the Company, Roth Capital Partners, LLC and JonesTrading Institutional Services LLC (the “Agreement”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with terms of the Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on May 17, 2022 and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP